Exhibit 99.1

FOR IMMEDIATE RELEASE

SunOpta Amends Series B-1 Preferred Share Terms to Eliminate Dividend

Minneapolis, Minnesota - April 18, 2024 - SunOpta Inc. ("SunOpta" or the "Company") (Nasdaq:STKL) (TSX:SOY), a U.S.-based global pioneer fueling the future of sustainable, plant-based foods and beverages, today announced the elimination of the dividend rights attaching to the shares of Series B-1 Preferred Stock (the "Series B-1 Preferred Shares") of its subsidiary, SunOpta Foods Inc. (the "Subsidiary"), effective from and after December 31, 2023.

Funds managed by Oaktree Capital Management, L.P. ("Oaktree") acquired 15,000 Series B-1 Preferred Shares for US$15 million in 2020 in a financing of the Company's plant-based foods and beverages business, principally to add capacity via capital projects and to provide incremental liquidity.

The Series B-1 Preferred Shares previously paid a cumulative dividend of 8% per year that could be paid-in-kind or cash at the Company's option, which dividend would have increased from 8% to 10% per year and become payable only in cash at the end of the Company's third quarter in 2029. As a result of amendments to the terms of the Series B-1 Preferred Shares made with the consent of Oaktree, the holders of such shares have ceased to be entitled to receive dividends on such shares from and after December 31, 2023. All other rights and obligations of Oaktree under the amended and restated investor rights agreement, the exchange and support agreement and the voting trust agreement entered into on April 24, 2020 in connection with the issuance of the Series B-1 Preferred Shares remain unchanged.

Additional information regarding the amendments will be included in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission and a material change report to be filed by the Company on www.sedarplus.com.

About SunOpta Inc.

SunOpta (Nasdaq:STKL) (TSX:SOY) is a U.S.-based, global pioneer fueling the future of sustainable, plant-based food and beverages. Founded 50 years ago, SunOpta manufactures organic and specialty products sold through retail and foodservice channels. SunOpta operates as a manufacturer for leading natural and private label brands, and also proudly produces its own brands, including SOWN ®, Dream ® and West Life TM. For more information, visit www.sunopta.com, and LinkedIn.

Contacts:

Investor Relations:

Reed Anderson

ICR

646-277-1260

reed.anderson@icrinc.com

Source: SunOpta Inc.